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                               CEDAR BAY COMPANY
                          OFFER TO PURCHASE FOR CASH
                            SHARES OF COMMON STOCK
               OF CEDAR INCOME FUND, LTD. AT $7.00 NET PER SHARE

To Our Clients:


     Enclosed for your consideration are the Offer to Purchase, dated January 12, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the Offer by CEDAR BAY COMPANY, a New York general partnership (the "Purchaser"), to purchase all, but not less than a majority, of the shares of Common Stock, par value $1.00 per share (the "Shares"), of CEDAR INCOME FUND, LTD., an Iowa business corporation (the "Company"), at a price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer. Please note the following:

     1. The tender price is $7.00 per Share net to you in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     2. The Offer is being made for all, but not less than a majority, of the Shares.

     3. THE OFFER IS CONDITIONED UPON AT LEAST A MAJORITY OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 10 OF THE OFFER TO PURCHASE.

     4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

     5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time, on February 10, 1998, unless the Offer is extended.

     6. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the "Depositary") of
(a) certificates with respect to Shares or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 8 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility are actually received by the Depositary.

     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the next page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back of this letter. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     The Offer is not being made (nor will tenders be accepted from or on behalf of) to holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary or appropriate to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.